EXHIBIT 99.1

(Investors)	Robert B. Tschudy	(Media)	Howard Bender
	Senior Vice President and CFO		Vice President/Communications
	SCPIE Holdings Inc.		SCPIE Holdings Inc.
	310/557-8739		310/551-5948
	e-mail: rtschudy@scpie.com		e-mail: hbender@scpie.com

Cecilia A. Wilkinson
PondelWilkinson MS&L
323/866-6060
e-mail: cwilkinson@pondel.com

SCPIE AND AHI PROPOSED RATE ACTION DELAYED

Los Angeles, California – December 6, 2002 – The SCPIE Companies (SCPIE Indemnity Company and American Healthcare Indemnity Company), subsidiaries of SCPIE Holdings Inc. (NYSE:SKP), today announced that a requested approximate 15% overall increase in their California medical malpractice insurance rates for implementation on January 1, 2003, has been delayed. The companies have rate filings pending with the California Department of Insurance. At the present time it is unclear what procedures will be followed in connection with a hearing requested by a “consumer advocate” group objecting to the rate change.

The SCPIE Companies are in the process of sending out premium invoices for the quarter commencing January 1, 2003, at their 2002 rates. At such time as a rate increase is approved, the companies plan to implement the rate increase prospectively. The SCPIE Companies estimate that their monthly written premiums will be approximately $1.5 million less than the amount that would be realized if the requested rates had been fully implemented.

“We are disappointed with the delay; we believe our proposed rates are fully justified,” said Donald J. Zuk, SCPIE President and Chief Executive Officer. “This proposed increase is based solely on our California liability claims experience.”

The SCPIE Companies are leading providers of healthcare liability insurance for physicians, oral and maxillofacial surgeons, and other healthcare providers, as well as medical groups and healthcare facilities. Since the company was founded in 1976, it has carved out a significant niche in the insurance industry by providing innovative products and services specifically for the healthcare community.

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